PO Box 9005
[QNB LOGO]                                             Quakertown PA 18951-9005
                                                                   215.538.5600
                                                                 1.800.491.9070
                                                                    www.QNB.com



FOR IMMEDIATE RELEASE



                    QNB CORP. REPORTS SECOND QUARTER RESULTS


QUAKERTOWN, PA (20 July 2005) QNB Corp. (OTC Bulletin Board: QNBC), the parent company of The Quakertown National Bank (QNB), reported net income for the second quarter of 2005 of $483,000, or $.15 per share on a diluted basis. This compares to net income of $1,519,000, or $.48 per share on a diluted basis, for the same period in 2004. Net income for the first six months of 2005 was $2,402,000, or $.76 per share diluted, a decrease from the $3,241,000, or $1.02 per share diluted, for the comparable period in 2004.

The results for the 2005 quarter and six-month periods were significantly impacted by a $1,253,000 unrealized loss as an other-than-temporary impairment related to certain Fannie Mae (FNMA) and Freddie Mac (FHLMC) preferred stock issues recorded in accordance with U.S. generally accepted accounting principles
(GAAP). On an after-tax basis, the non-cash, non-operating impairment charge was approximately $1,017,000 after-tax, or $.32 per diluted share. The market values of these securities have been negatively impacted by accounting issues at both FNMA and FHLMC and by the low interest rate environment compared to when the securities were purchased in 1999 and 2000. The securities that were subject to the impairment charge are $4,500,000 of variable rate securities that are rated AA- and Aa3 by S&P and Moody's, respectively. These investment grade securities are held as part of the available for sale portfolio; therefore, the unrealized losses have already been recorded as a reduction in other comprehensive income and no additional charges to capital are required. The after-tax impact of the write-down was greater than 66 percent of the gross write-down because QNB established a $190,000 valuation allowance to offset a portion of the tax benefits associated with the write-down of these securities that may not be realizable. Excluding the non-cash securities write-down, second quarter earnings were $1,500,000, or $.47 per share diluted, and net income for the six-month period was $3,419,000, or $1.08 per share on a diluted basis.

 "Our decision to take the write-down reflects the current accounting guidelines, our projection of interest rates over the next twelve months and the current valuation of these securities," said Thomas J. Bisko, President and Chief Executive Officer. "Like many of our industry peers who have taken similar action, we believe that the market value of these securities will improve over time. Excluding the impairment charge, our 2005 results were generally consistent with the results for the corresponding 2004 periods."

Net interest income increased $158,000, or 4.0 percent, when comparing the two quarters ended June 30, 2005 and 2004, as a 7.1 percent increase in average earning assets offset a 10 basis point decline in the net interest margin. Average loans increased 11.9 percent when comparing the quarters ended June 30, 2005 and 2004. Most of this increase was attributable to small business, residential mortgage and home equity loans.

The net interest margin was 3.28 percent for the second quarter of 2005, compared to 3.38 percent for the same period in 2004. The decline in the margin is a result of funding costs, particularly money market and time deposit interest rates, increasing to a greater degree than rates earned on assets. The yield curve continues to flatten as short-term treasury rates increase in response to the Federal Reserve Bank (FRB) raising the Federal Funds target rate, while mid-term and longer term interest rates have increased to a smaller degree or even declined. The FRB has increased the Federal Funds target rate from 1.00 percent to 3.25 percent over the past twelve months. The increase in short-term interest rates, along with the extremely competitive environment for deposits, has led to higher funding costs.

Total non-interest income for the three months ended June 30, 2005 and 2004 was $(172,000) and $1,173,000, respectively. Non-interest income for the second quarter of 2005 included the $1,253,000 reduction for the impairment on the FNMA and FHLMC securities. Excluding this adjustment, non-interest income decreased $92,000 from the second quarter of 2004. Gains on the sales of investment securities declined by $153,000 when comparing the two quarters, while gains on the sale of residential mortgages increased by $62,000 during the same period.

Total non-interest expense increased $135,000, or 4.2 percent, to $3,316,000 for the three month period ended June 30, 2005 compared to the same period in 2004. Higher personnel expense was the primary factor for the increase in non-interest expense with increases in salary expense, payroll taxes and retirement plan expense.

QNB Corp. offers commercial and retail banking services through the eight banking offices of its subsidiary, The Quakertown National Bank. In addition, QNB provides trust and investment management services in conjunction with The Trust Company of Lehigh Valley, retail brokerage services through Raymond James Financial Services, Inc. and title insurance as a member of Laurel Abstract Company LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.

QNB CORP.
(Dollars in thousands, except per share data)

                                                   Three Months Ended                     Six Months Ended
                                                         June 30,                              June 30,
                                                     2005        2004                      2005         2004
INCOME:
Total interest income                              $ 6,956     $ 6,172                  $ 13,715     $ 12,308
Total interest expense                               2,845       2,219                     5,519        4,429
Net interest income                                  4,111       3,953                     8,196        7,879
Provision for loan losses                                -           -                         -            -
Total non-interest income                            (172)       1,173                     1,497        2,543
Total non-interest expense                           3,316       3,181                     6,552        6,259
Income before income taxes                             623       1,945                     3,141        4,163
Provision for income taxes                             140         426                       739          922
Net income                                           $ 483     $ 1,519                   $ 2,402      $ 3,241



NET INCOME PER SHARE:
   Basic                                            $ 0.16      $ 0.49                    $ 0.77       $ 1.05
   Diluted                                            0.15        0.48                      0.76         1.02
   Dividends                                         0.195       0.185                      0.39         0.37


SELECTED PERIOD END BALANCES:
Total assets                                      $574,544    $558,070
Federal funds sold                                   2,442           -
Investments                                        257,950     255,394
Loans held-for sale                                    433         125
Total loans                                        273,002     260,194
Allowance for loan losses                            2,585       2,898
Deposits                                           457,953     435,569
Borrowed funds                                      67,313      70,043
Shareholders' equity                                47,085      41,778



SELECTED RATIOS:
Return on average assets                              .33%       1.12%                      .83%        1.20%
Return on average shareholders' equity               4.15%      14.39%                    10.49%       15.50%
Net interest margin-tax equivalent                   3.28%       3.38%                     3.29%        3.40%
Efficiency ratio-tax equivalent                     76.88%      58.02%                    62.80%       56.21%
Average shareholders' equity to total                7.99%       7.76%                     7.92%        7.74%
average assets
Nonperforming assets to total assets                  .00%        .08%
Allowance as a % of loans                             .95%       1.11%


The following table presents the adjustment to convert net income to net income excluding the impairment write-down for the quarter and year ended June 30, 2005.
     Net income                                       $ 483                               $ 2,402
     Impairment charge                                1,253                                 1,253
     Tax effect                                       (236)                                 (236)
Net Income excluding impairment                     $ 1,500                               $ 3,419

   Basic                                             $ 0.48                                $ 1.10
   Diluted                                             0.47                                  1.08
   Return on average assets                           1.03%                                 1.18%
   Return on average shareholders' equity            12.89%                                14.93%
   Efficiency ratio-tax equivalent                   59.58%                                56.07%

                                                       # # #
Contact: Thomas J. Bisko
                  215-538-5612
                  tbisko@qnb.com